Exhibit 17.1

RESIGNATION

TO: GALA PHARMACEUTICAL, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, ROMINA MARTINEZ, hereby tender my resignation as an Officer and Director of GALA PHARMACEUTICAL INC.

Effective upon acceptance.

DATED at this 3rd Day of January, 2020.

Romina Martinez

/s/ Romina Martinez